Exhibit 10.1

January 9, 2009

Stephen McMahan

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Re: Separation Terms and Release

Dear Steve:

This letter confirms the agreement between you and Kforce Inc., on behalf of itself and all subsidiary, predecessor and affiliated companies, regarding your separation from the Company effective February 15, 2009. Your last day in the office will be January 15, 2009.

In exchange for the release of claims set forth below, the Company agrees to pay you a severance payment of $623,750 and retain you on the payroll through February 15, 2009, on which date you will fully vest in 15,528 shares of restricted Kforce stock, which will be awarded to you at that time. You agree that, but for this Agreement, you would not otherwise be entitled to receive the foregoing.

You will also receive an eventual distribution or rollover of vested Kforce 401k funds, according to your instructions and as permitted by the Plan and applicable law. You will not receive any additional retirement benefits. You will not receive any bonus or incentive compensation.

You will be entitled to continue your health insurance pursuant to COBRA.

You will have 90 days from your last day on the payroll to exercise any outstanding and vested stock options.

In consideration for receiving the severance payment and extended employment described above, you waive and release and promise never to assert any and all claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees, assigns and employee benefit plans, with respect to any matter, including but not limited to, any matter related to your employment with the Company or the termination of that employment, including, without limitation, any and all claims for wages, bonuses, severance, benefits (including retirement or disability benefits), expenses beyond those called for in this Agreement, wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, as well as any and all claims of discrimination or harassment based on sex, age (including the Age Discrimination in Employment Act, as amended, and all related or similar federal, state and local laws protecting older workers from discrimination), race, national origin, disability or on any other basis, including claims brought under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or any other state and local laws and regulations relating to employment or employment discrimination.

In consideration of this agreement, Kforce releases you from any and all claims or causes of action, whether or not now known, except claims or causes of action arising out of misconduct amounting to fraud, breach of fiduciary duty, or actions that constitute a felony. Kforce knows of no such claims or causes of action at this time. Kforce further agrees that its obligations to indemnify you for your actions as an officer of the Company shall not be impaired or limited by virtue of this agreement or your separation from the Company.

This Agreement constitutes a settlement of disputed matters. Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

You understand and agree that you will remain bound by the post-employment restrictions of the Confidential Information Agreement and Restrictive Covenant dated December 31, 2006. This Agreement does not prevent you from accepting a job in staffing, or with a Kforce competitor, provided you comply with the terms thereof pertaining to confidential information and non-solicitation.

You agree that you shall not make any negative or disparaging remarks about the Company or any of its directors, officers, employees, products, services, contractors, clients, customers or business practices. The Company agrees that it shall not make any negative or disparaging remarks about you.

You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

You and the Company agree that this letter constitutes the entire Agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you should sign it. If this Agreement is not signed and returned within 21 days of receipt, then all offers contained herein shall expire and be of no further force or effect. Furthermore, you have seven (7) days after you have signed and returned this Agreement in which to revoke it.

If you wish to revoke this Agreement, you may do so within the 7 day revocation period by delivering a letter of revocation to Bill Josey at the corporate headquarters located at 1001 East Palm Avenue, Tampa, FL 33605. Because of this revocation period, you understand that this Agreement shall not become effective until the eighth day after the date you sign and return this Agreement (assuming it was not revoked).

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration, except that any alleged breach of the Confidential Information Agreement and Restrictive Covenant shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

This Agreement may be executed in counterparts, which together shall constitute one Agreement. Executed copies of this Agreement may be transmitted by one party to the other electronically by facsimile or PDF, and delivery by such method shall have the same force and effect as delivery of an original.

Please indicate your agreement with the above terms by signing below and returning to Bill Josey at the corporate office, 1001 E. Palm Ave., Tampa FL 33605. Mr. Josey’s e-mail address is wjosey@kforce.com and his facsimile number is (813) 552-2429.

Sincerely,

/s/ WILLIAM L. SANDERS
William L. Sanders,
President

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, consulted with counsel, and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed	/s/ STEPHEN J. MCMAHAN	Dated: January 13, 2009
Stephen J. McMahan

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